Exhibit 99.1

For Immediate Release

AFFINITY GAMING ANNOUNCES THREE AND NINE MONTHS RESULTS FOR
THE PERIOD ENDED SEPTEMBER 30, 2011

Las Vegas, NV — November 14, 2011 — Affinity Gaming, LLC today announced results for the three and nine-month periods ended September 30, 2011.  Segment EBITDA(1) for the three months ended September 30, 2011 was $14.3 million compared to Segment EBITDA of $14.8 million for the three months ended September 30, 2010, a decrease of 3.4%.  Net loss for the three months ended September 30, 2011 was $2.3 million compared to net income of $3.3 million for the three months ended September 30, 2010.  Due to the adoption of fresh start accounting effective December 31, 2010 related to the Company’s emergence from Chapter 11, net income (loss) is not comparable between the predecessor and successor, and is presented for comparative purposes of Segment EBITDA only.

On a year-over-year basis, Segment EBITDA at the Midwest casinos decreased $2.9 million during the three month period, due entirely to the closure of the St Jo Frontier property.  Additionally, third quarter 2011 Segment EBITDA includes the benefit of a one-time $1.6 million recovery of insurance proceeds in settlement of claims made by our predecessor, Herbst Gaming, Inc., against its former medical insurance carrier.

Third Quarter 2011 Highlights

•                  On September 22, the Company entered into agreements to sell the majority of its slot route operations, as well as its two Pahrump, Nevada casinos, to Golden Gaming, Inc., a casino and slot route operator licensed by the State of Nevada.  In addition, as part of the transaction with Golden Gaming, the Company entered into an agreement to acquire the Golden Mardi Gras Casino, Golden Gates Casino and Golden Gulch Casino — all located in Black Hawk, Colorado.  Both transactions are expected to close in the second or third quarter of 2012 and are subject to customary regulatory and third-party approvals.

•                  On the same day, the Company entered into agreements to sell its Searchlight, Nevada casino and Terrible Herbst convenience store slot route operations to JETT Gaming, LLC, a slot route operator licensed by the State of Nevada.

•                  On September 29, the Company re-opened its St Jo Frontier Casino riverboat in St. Joseph, Missouri, which was closed on June 27 due to flooding from the Missouri River.

“We are pleased with our third quarter results, and feel they are reflective of our ongoing restructuring efforts.  Despite the full quarter closure of St. Jo Frontier Casino, total company EBITDA results fell less than $1 million shy of our prior year results,” said David D. Ross, Chief Executive Officer.  “As our current quarterly results do not reflect any estimates on proceeds from business interruption insurance, we are confident that the true measure of the quarter shows the operations are growing by a healthy margin.”

Ross continued, “As a company, Affinity Gaming takes great pride in our role as a member of the communities we operate in, and we were pleased to show that support by continuing our St Jo Frontier team members’ pay and benefits throughout the closure.  This not only gave our team members stability during this difficult period, but allowed them to join and participate in local charities and volunteer throughout the community.  We are grateful for the dedication of our team members and the local support we received in getting the property reopened.”

Third Quarter 2011 Results

Net revenue for the three months ended September 30, 2011 was $103.9 million compared to $112.6 million for the three months ended September 30, 2010, a decline of 7.7%.  Revenue declines were primarily attributable to the closure of our St Jo Frontier Casino riverboat.

Operating expenses for the three months ended September 30, 2011 were $89.6 million compared to $97.8 million in the prior-year period, a decline of 8.4%.  The decline in expenses for the quarter includes the effect of expenses saved during the period St Jo Frontier was closed, coupled with continued effective management of marketing and promotional expenses.

Income from continuing operations for the three months ended September 30, 2011 was $8.3 million, compared to operating income of $5.7 million in the prior-year period.  Operating results for the Pahrump Casinos, Searchlight Casino and the Slot Route have been classified as discontinued operations for all periods presented.

The Company reported net loss for the three months ended September 30, 2011 of $2.3 million, compared to net income of $3.3 million during the comparable period in 2010.  Due to the adoption of fresh start accounting and the Company’s conversion to a C-corporation for tax treatment, net income for the two periods is not comparable.

Nine Month 2011 Results

Net revenue for the nine months ended September 30, 2011 was $324.7 million compared to $329.9 million for the nine months ended September 30, 2010, a decline of 1.6%.  The loss of revenue related to the closure of St Jo Frontier was partially offset by revenue increases at the rest of our properties.

Operating expenses for the nine months ended September 30, 2011 were $276.3 million compared to $280.6 million in the prior-year period, a decline of 1.5%.  Management continues to focus on efficiencies in operating and general and administrative departments to maximize profitability.

Income from continuing operations for the nine months ended September 30, 2011 was $30.8 million, compared to operating income of $21.7 million in the prior-year period. Operating results for the Pahrump Casinos, Searchlight Casino and the Slot Route have been classified as discontinued operations for all periods presented.

The Company reported net income for the nine months ended September 30, 2011 of $2.3 million, compared to net income of $17.0 million for the nine months ended September 30, 2010.  Due to the adoption of fresh start accounting and the Company’s conversion to a C-corporation for tax treatment, net income for the two periods is not comparable.

The following table reconciles Segment EBITDA to operating income (in thousands),

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	September 30, 2011	September 30, 2010

Gross revenues
Southern Nevada	$67,026	$68,134
Northern Nevada	24,638	24,053
Midwest	25,996	37,263
Total casino gross revenue	117,660	129,450
Other	250	—
Total gross revenues	$117,910	$129,450

Segment EBITDA(1)
Southern Nevada	4,114	3,906
Northern Nevada	4,252	3,809
Midwest	7,296	10,186
Total casino segment EBITDA	15,662	17,901
Write downs, recoveries and reserves	1,600	—
Corporate and other	(2,979)	(3,113)
Total segment EBITDA	14,283	14,788

Depreciation and amortization
Southern Nevada	2,725	5,353
Northern Nevada	1,489	1,840
Midwest	1,652	1,879
Total casino depreciation andamortization	5,866	9,072
Corporate and other	106	—
Total depreciation and amortization	5,972	9,072

Operating income	$8,311	$5,716

(1) Segment EBITDA is used by management to measure segment profits and losses and consists of income from operations plus depreciation and amortization, plus loss on impairment of assets, and plus restructuring expense.

The following table reconciles Segment EBITDA to operating income (in thousands),

	Successor	Predecessor
	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2011	September 30, 2010

Gross revenues
Southern Nevada	$199,771	$197,630
Northern Nevada	69,918	69,349
Midwest	100,276	109,423
Total casino gross revenue	369,965	376,402
Other	417	174
Total gross revenues	$370,373	$376,576

Segment EBITDA(1)
Southern Nevada	16,774	16,801
Northern Nevada	11,730	11,425
Midwest	27,617	30,268
Total casino segment EBITDA	56,121	58,494
Write downs, recoveries and reserves	1,600	—
Corporate and other	(9,257)	(9,236)
Total segment EBITDA	48,464	49,258

Depreciation and amortization
Southern Nevada	8,119	15,834
Northern Nevada	4,324	5,340
Midwest	4,864	6,191
Total casino depreciation and amortization	17,307	27,365
Corporate and other	391	155
Total depreciation and amortization	17,698	27,520

Operating income	$30,766	$21,738

(1) Segment EBITDA is used by management to measure segment profits and losses and consists of income from operations plus depreciation and amortization, plus loss on impairment of assets, and plus restructuring expense.

Emergence From Chapter 11 Reorganization

On December 31, 2010 (the “Emergence Date”), (i) we acquired substantially all of the assets of the Predecessor in consideration for $350.0 million in aggregate principal amount of Senior Secured Loans and the issuance to Predecessor of all of our Common Units, (ii) the Senior Secured Loans and Common Units were distributed to the lenders of the Predecessor on a pro rata basis in accordance with the Bankruptcy Plan, (iii) all of Predecessor’s approximately $1.1 billion in outstanding long-term debt obligations consisting of borrowings under the HGI Credit Facility, $160.0 million of outstanding principal amount of 8.125% senior subordinated notes and $170.0 million of outstanding principal amount of 7% senior subordinated notes were terminated, and (iv) 100% of the existing equity in Predecessor was cancelled.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot machine route operations.  The Company’s casino operations consist of 15 casinos, 12 of which are located in Nevada, two in Missouri and one in Iowa.  For more information about Affinity Gaming, please visit its website: www.affinitygamingllc.com.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 889-7625

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 889-7654